Exhibit C

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), is dated as of May 18, 2009, among Takeda America Holdings, Inc., a New York corporation (the “Parent”) and the stockholders listed on the signature pages hereto (each a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, Parent, Jade Subsidiary Corporation, a Delaware corporation and a wholly owned Subsidiary of the Parent (the “Purchaser”), and IDM Pharma, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, Purchaser to commence a cash tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) followed by the subsequent merger of Purchaser with and into the Company with the Company surviving the merger as a wholly owned Subsidiary of the Parent, in each case, on the terms and subject to the conditions set forth in therein (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of the number of shares of Company Common Stock set forth, and in the manner reflected, on Attachment A hereto (the “Owned Shares”); and

WHEREAS, as a condition to Parent and Purchaser’s willingness to enter into and perform its obligations under the Merger Agreement, Parent and Purchaser have required that each Stockholder agree, and each Stockholder has agreed, (i) on the terms and conditions described herein, to tender in the Offer (and not withdraw) all of such Stockholders’ Owned Shares as well as any shares of Company Common Stock acquired by such Stockholder after the execution of this Agreement (all of which, after so acquired, shall constitute “Owned Shares”), whether upon the exercise of options, warrants, conversion of convertible securities or otherwise, and (ii) to take the other actions described herein; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Agreement to Tender.

1.1          Agreement to Tender. During the Support Period (as defined below), each Stockholder hereby agrees that, no later than the expiration date of the Offer, such Stockholder shall (i) deliver to the depositary designated in the Offer (A) a letter of transmittal with respect to such Stockholder’s Owned Shares complying with the terms of the Offer, (B) certificates representing such Stockholder’s Owned Shares or an “agent’s message” in the case of a book-entry transfer of any uncertificated Owned Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct such Stockholder’s broker or such other person who is the holder of record of any of such Stockholder’s Owned Shares to so tender such Owned Shares in the Offer pursuant to the terms and conditions of the

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Offer. During the Support Period, each Stockholder hereby agrees not to withdraw any of such Stockholder’s Owned Shares after such Owned Shares have been tendered in the Offer. The term “Support Period” means (x) in the case of any Stockholder who is a director or officer of the Company as of the date hereof, the period commencing on the date hereof and continuing until the termination of this Agreement pursuant to Section 6.1, (y) in the case of the Stockholders identified on Attachment A with an “*”,the period commencing on the date hereof and continuing until the first to occur of (a) the Specified Time, (b) the Outside Date, (c) a Company Adverse Recommendation Change, (d) the receipt by the Company or the Company Board, or the public announcement of, a Superior Offer (as defined below) or (e) the termination of this Agreement pursuant to Section 6.1 and (z) in the case of any other Stockholder not described in clauses (x) and (y), the period commencing on the date hereof and continuing until the first to occur of (a) the Specified Time, (b) the Outside Date, (c) a Company Adverse Recommendation Change or (d) the termination of this Agreement pursuant to Section 6.1. The term “Superior Offer” means any unsolicited, bona fide written proposal made by a third party to acquire all or substantially all the equity securities or all or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, consolidation or a sale of its assets, (i) at a per share price that is higher than the per share price of the Offer Consideration and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Offer if any financing required to consummate the transaction is not committed.

2.            Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants, severally and not jointly, to Parent as follows:

2.1          Due Organization. Such Stockholder, if a corporation or other entity, has been duly organized, is validly existing and is in good standing under the laws of the state of its formation or organization, except where the failure to be so organized, in valid existence or in good standing, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement in a timely manner.

2.2          Power; Due Authorization; Binding Agreement. Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

2.3          Ownership of Shares. On the date hereof, the Owned Shares set forth opposite such Stockholder’s name on Attachment A hereto are owned of record or beneficially by such Stockholder in the manner reflected thereon, free and clear of any claims, liens, encumbrances and security interests except for those arising under the federal securities laws and as contemplated by this Agreement. On the date hereof, such Stockholder does not own of record or beneficially any voting securities of the Company (“Voting Shares”) other than the

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Owned Shares. As of the date hereof such Stockholder has, and as of the expiration of the Offer, such Stockholder will have, sole voting power and sole dispositive power with respect to all of the Owned Shares owned by such Stockholder; provided that in the case of the Stockholders identified on Attachment A with an “*”, such Stockholders may transfer among themselves voting power and dispositive power with respect to the Owned Shares owned by any of them.

2.4          No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, and the consummation by such Stockholder of the transactions contemplated hereby will not, (a) require such Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on such Stockholder or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to such Stockholder or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (d) violate any other agreement to which such Stockholder or any of its affiliates is a party including any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for, in the case of each of clauses (a) through (d), (i) filings, authorizations, notifications, consents or approvals as may be required under the Exchange Act, and (ii) where the occurrence of any of the foregoing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement in a timely manner. Such Stockholder’s Voting Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

2.5          Acknowledgment. Such Stockholder understands and acknowledges that each of Parent and Purchaser is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

3.            Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

3.1          Power; Due Authorization; Binding Agreement. Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

3.2          No Conflicts. The execution and delivery of this Agreement by Parent does not, the performance of the terms of this Agreement by Parent will not, and the

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consummation by Parent of the transactions contemplated hereby will not, (a) require Parent to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign or (b) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Parent or pursuant to which any of its or its Subsidiaries’ respective assets are bound.

3.3          Acknowledgement; Funds. Parent understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon Parent’s execution, delivery and performance of the Merger Agreement. Parent has available cash resources in an amount sufficient to consummate the Offer and the Merger.

4.            Certain Covenants of the Stockholders. Each Stockholder hereby covenants and agrees, severally and not jointly, with Parent as follows:

4.1          Restriction on Transfer, Proxies and Non-Interference. Each Stockholder hereby agrees, during the Support Period, at any time prior to the Specified Time, not to (a) other than as may be required by law or court order, sell, transfer, pledge, encumber (other than the encumbrances set forth in this Agreement), assign or otherwise dispose of, or enter into any agreement (other than this Agreement) or option with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”), provided that nothing in this Agreement shall prohibit such Stockholder from tendering any Owned Shares in the Offer, voting in favor of adoption of the Merger Agreement, or from exercising any options or warrants to purchase Owned Shares; and provided, further, that each Stockholder who is not a director or executive officer of the Company as of the date hereof shall be permitted to distribute Owned Shares to its general partners, limited partners or Affiliates if and only if such Stockholder and its general partners, limited partners or Affiliates enter into an agreement with Parent in a form reasonably acceptable to Parent providing (x) a power of attorney allowing such Stockholder to tender such Owned Shares as provided in Section 1.1, (y) requiring the Stockholder to exercise such power of attorney and tender such Owned Shares as provided in Section 1.1, and (z) that such general partners, limited partners or Affiliates will comply with the other restrictions in this Agreement as such restrictions bind such Stockholder, (b) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement (other than this Agreement) with respect to any Owned Shares, or (c) commit or agree to take any of the foregoing actions. Any action taken in violation of the foregoing sentence shall be null and void ab initio and each Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Owned Shares shall occur (including a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. During the Support Period, each Stockholder shall use commercially reasonable efforts to cause any Owned Shares that are Transferred in any manner by such Stockholder, other than Owned Shares tendered in and accepted for payment in the Offer, to be subject to this Agreement

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4.2          Additional Shares. During the Support Period, each Stockholder hereby agrees that any new Owned Shares acquired by such Stockholder, if any, after the date hereof shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

4.3          No Limitations on Actions. Each Stockholder signs this Agreement solely in its capacity as the record and/or beneficial owner, as applicable, of the Owned Shares. Any trustee who signs this Agreement on behalf of a Stockholder that is a trust is signing only in his fiduciary capacity and not as an individual. This Agreement shall not limit or otherwise affect the actions of any Stockholder or any affiliate, employee or designee of such Stockholder or any of its affiliates in any other capacity, including such person’s capacity, if any, as an officer of the Company or a member of the board of directors of the Company. Nothing herein shall limit or affect the Company’s rights in connection with the Merger Agreement.

4.4          No Solicitation. Until the termination of this Agreement pursuant to Section 6.1, each Stockholder agrees that it will not, nor will it permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) during the Support Period, enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, knowingly assist, or participate in any effort or attempt by any person with respect to, or otherwise knowingly cooperate in any way with, any Acquisition Proposal. Except as may be permitted following the end of the Support Period pursuant to clause (ii) of the immediately preceding sentence, each Stockholder shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Notwithstanding anything to the contrary contained herein, (x) if the Company Board has entered into discussions or negotiations with, or provided non-public information to, any person in response to an Acquisition Proposal by such person in compliance with the provisions of the Merger Agreement, each Stockholder who is not a director or officer of the Company as of the date hereof may provide information and engage in discussions or negotiations with such person as and to the extent that the Company is permitted to do so pursuant to the terms of the Merger Agreement and (y) if the Company terminates the Merger Agreement pursuant to Section 9.1(d)(ii) thereof in order to enter into a definitive agreement providing for the implementation of a Superior Proposal, each Stockholder who is not a director or officer of the Company as of the date hereof shall be entitled to enter into a voting or other support agreement with the Person making the Superior Proposal.

4.5          Agreement Not to Exercise Appraisal Rights. Each Stockholder agrees not to exercise any rights (including under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Owned Shares that may arise with respect to the Merger.

4.6          Further Assurances. From time to time, at the reasonable request of Parent and without further consideration, each Stockholder shall execute and deliver, and at the reasonable request of a Stockholder and without further consideration, Parent shall execute and deliver, such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

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5.            Stop Transfer Order. In furtherance of this Agreement, and concurrently herewith, each Stockholder shall and hereby does authorize the Company or the Company’s counsel during the Support Period to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and other Voting Shares. The parties agree that such stop transfer order shall be removed and shall be of no further force and effect upon the termination of the Support Period.

6.	Miscellaneous.

6.1          Termination of this Agreement. This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the occurrence of a Non-Permissible Amendment (as defined below), and (iii) the Specified Time. The term “Non-Permissible Amendment” means any amendment, waiver or modification to the Merger Agreement made without the prior written consent of the Stockholders that (i) changes the form of the Offer Consideration, (ii) decreases the amount of the Offer Consideration, (iii) extends the Outside Date, (iv) adds additional conditions to the Offer or (v) otherwise materially and adversely affects the Stockholders.

6.2          Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

6.3          Non-Survival. The respective representations and warranties of Parent and each Stockholder contained in this Agreement shall expire with, and be terminated and extinguished upon, the Specified Time.

6.4          Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

6.5          Entire Agreement; Assignment. This Agreement (including Attachment A hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.

6.6          Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

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6.7          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Stockholders:

c/o IDM Pharma, Inc.
9 Parker, Suite 100
Irvine, CA 92618
Attention:	Timothy P. Walbert
President and Chief Executive Officer
Telecopy No.: (949) 470-6470

with a copy, in the case of the Stockholders identified on Attachment A with an “*”, to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036

Attention: Paul S. Scrivano
Facsimile No.: (212) 326-2061

and with a copy, in the case of any Stockholder who is an officer or director of the Company as of the date hereof, to:

Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, CA 92121

Attention: Barbara L. Borden, Esq.
Facsimile No.: (858) 550-6420

and with a copy, in the case of Medarex, Inc., to:

Corporate Office
707 State Road
Princeton, NJ 08540-1437

Attention: Scott Coiante
Facsimile No.: (609) 430-2851

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If to the Parent:

40 Landsdowne Street
Cambridge, MA 02139
Attention: Laurie B. Keating
Senior Vice President and General Counsel
Telecopy No.: (617) 374-7788

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: David E. Redlick
Graham Robinson
Facsimile No.: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

6.8	Governing Law; Venue.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

(b)          Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on

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another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.7. Nothing in this Section 6.8(b), however, shall affect the right of any party to serve legal process in any other manner permitted by law.

6.9          WAIVER OF JURY TRIAL. EACH OF THE PARENT AND THE STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT OR ANY STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

6.10       Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each of the parties agrees that, in the event of any breach or threatened breach by such party of any covenant or obligation contained in this Agreement, the other parties hereto shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

6.11       Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

6.12       Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, including Attachment A, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “person” means any individual, corporation, partnership, joint venture, association, trust, limited liability company, unincorporated organization or other entity. As used in this Agreement, references to any “agreement” to which a person is bound means any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is legally binding on such person and as it may be amended or otherwise modified from time to time. As used in this

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Agreement, a “business day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

6.13       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree to negotiate in good faith to modify this Agreement so as to come closest to expressing the intention of the invalid or unenforceable term or provision.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Stockholders’ Agreement to be duly executed as of the day and year first above written.

TAKEDA AMERICA HOLDINGS, INC.

By:	/s/ Iwaaki Taniguchi
Name:	Iwaaki Taniguchi
Title:	President

[Stockholders’ Agreement -- Parent Signature Page]

/s/ Timothy P. Walbert

Timothy P. Walbert

/s/ Robert J. De Vaere

Robert J. De Vaere

/s/ Timothy C. Melkus

Timothy C. Melkus

/s/ Jeffrey W. Sherman

Jeffrey W. Sherman, M.D.

/s/ Robert Beck

Robert Beck, M.D.

/s/ Michael G. Grey

Michael G. Grey

/s/ John P. McKearn

John P. McKearn, Ph.D.

/s/ Gregory J. Tibbitts

Gregory J. Tibbitts

MEDAREX, INC.

By:	/s/ Christian S. Schade
Name:	Christian S. Schade

Title: CFO

[Stockholders’ Agreement – Stockholders’ Signature Page]

MICRO CAP PARTNERS, L.P.

By:	PALO ALTO INVESTORS, LLC, General Partner
By:	PALO ALTO INVESTORS, LLC Manager
By:	/s/ Mark Shamia
Name:	Mark Shamia

Title: Chief Operating Officer

PALO ALTO FUND II, L.P.

By:	PALO ALTO INVESTORS, LLC, General Partner
By:	PALO ALTO INVESTORS, LLC Manager
By:	/s/ Mark Shamia
Name:	Mark Shamia

Title: Chief Operating Officer

PALO ALTO HEALTHCARE MASTER FUND, L.P.

By:	PALO ALTO INVESTORS, LLC, General Partner
By:	PALO ALTO INVESTORS, LLC Manager
By:	/s/ Mark Shamia
Name:	Mark Shamia

Title: Chief Operating Officer

[Stockholders’ Agreement – Stockholders’ Signature Page]

PALO ALTO HEALTHCARE MASTER FUND II, L.P.

By:	PALO ALTO INVESTORS, LLC, General Partner
By:	PALO ALTO INVESTORS, LLC Manager
By:	/s/ Mark Shamia
Name:	Mark Shamia

Title: Chief Operating Officer

PALO ALTO SMALL CAP MASTER FUND, L.P.

By:	PALO ALTO INVESTORS, LLC, General Partner
By:	PALO ALTO INVESTORS, LLC Manager
By:	/s/ Mark Shamia
Name:	Mark Shamia

Title: Chief Operating Officer

UBTI FREE, L.P.

By:	PALO ALTO INVESTORS, LLC, General Partner
By:	PALO ALTO INVESTORS, LLC Manager
By:	/s/ Mark Shamia
Name:	Mark Shamia

Title: Chief Operating Officer

[Stockholders’ Agreement – Stockholders’ Signature Page]

ATTACHMENT A

Owned Shares

Stockholder	Shares	Options	RSUs	Warrants

Micro Cap Partners, L.P. (*)	1,950,946			283,079
Palo Alto Fund II, L.P. (*)	885,539			66,918
Palo Alto Healthcare Master Fund, L.P. (*)	2,931,029			381,571
Palo Alto Healthcare Master Fund II, L.P. (*)	2,047,136			42,518
Palo Alto Small Cap Master Fund, L.P. (*)	2,341,500			190,719
UBTI Free, L.P. (*)	201,707
Medarex, Inc.	2,624,279
Timothy P. Walbert		107,354	313,000
John P. McKearn	20,000	116,840
Robert J. De Vaere	10,401	55,235	154,000
Jeffrey W. Sherman		47,091	83,000
Timothy C. Melkus	2,714	31,207	68,000
Michael G. Grey	40,000	40,411
Robert Beck		36,841
Gregory J. Tibbitts		16,250

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